QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Arbor Realty Trust, Inc.
List of Significant Subsidiaries

Name	Jurisdiction of Organization
Arbor Realty GPOP, Inc.	Delaware
Arbor Realty Limited Partnership	Delaware
Arbor Realty SR, Inc.	Maryland
Arbor Realty Collateralized Loan Obligation 2014-1, Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2015-FL1, Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2015-FL2, Ltd.	Cayman Islands

QuickLinks

  EXHIBIT 21.1
Arbor Realty Trust, Inc. List of Significant Subsidiaries